Exhibit 10.4

December 10, 2020

CBRE Acquisition Holdings, Inc.

2100 McKinney Avenue, 12th Floor

Dallas, Texas 75201

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

Re:	Initial Public Offering

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) to be entered into by and between CBRE Acquisition Holdings, Inc., a Delaware corporation (the “Company”), and Morgan Stanley & Co. LLC (the “Underwriter”), relating to an underwritten initial public offering (the “Public Offering”), of 40,250,000 of the Company’s SAILSM securities (including up to 5,250,000 SAILSM securities granted to the Underwriter that may be purchased to cover over-allotments, if any) (the “SAILSM securities”), each comprised of one share of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), and one-fourth of one redeemable warrant. Each whole Warrant (each, a “Warrant”) entitles the holder thereof to purchase one share of Class A Common Stock at a price of $11.00 per share, subject to adjustment. The SAILSM securities will be sold in the Public Offering pursuant to a registration statement on Form S-1 and a prospectus (the “Prospectus”) included therein, filed by the Company with the Securities and Exchange Commission (the “Commission”) and the Company has applied to have the SAILSM securities listed on The New York Stock Exchange. Certain capitalized terms used herein are defined in paragraph 11 hereof.

In order to induce the Company and the Underwriter to enter into the Underwriting Agreement and to proceed with the Public Offering and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CBRE Acquisition Sponsor, LLC, a Delaware limited liability company (the “Sponsor”) and the undersigned individuals, each of whom is a member of the Company’s board of directors, a nominee for membership on the board of directors and/or an executive officer of the Company (each, an “Insider” and collectively, the “Insiders”), hereby agrees with the Company as follows:

1.    The Sponsor and each Insider agrees with the Company that if the Company seeks stockholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, such holder shall (i) vote any Alignment Shares and shares of Class A Common Stock owned by such holder in favor of any proposed Business Combination and (ii) not redeem any Alignment Shares or shares of Class A Common Stock owned by such holder in connection with such stockholder approval. If the Company seeks to consummate a proposed Business Combination by engaging in a tender offer, the Sponsor and each Insider agrees with the Company that such holder will not sell or tender any shares of Class A Common Stock owned by such holder in connection therewith.

2.    The Sponsor and each Insider hereby agrees with the Company that in the event that the Company fails to consummate a Business Combination within 24 months from the closing of the Public Offering (or 27 months from the closing of the Public Offering if the Company has executed a letter of intent, agreement in principle or definitive agreement for a Business Combination within 24 months from the closing of the Public Offering but has not completed such Business Combination within such 24-month period), or such later period approved by the Company’s stockholders in accordance with the Company’s Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), the Sponsor and each Insider shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, subject to lawfully available funds therefor, redeem 100% of the shares of Class A Common Stock sold as part of the SAILSM securities in the Public Offering (the “Offering Shares”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Offering Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and each Insider agrees with the Company to not propose any amendment (x) to the Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Offering Shares if the Company does not complete a Business Combination within 24 months (or 27 months, as applicable) from the closing of the Public Offering or (y) with respect to specified provisions of the Certificate of Incorporation relating to stockholder’s rights or pre-initial Business Combination activity, unless the Company provides its Public Stockholders with the opportunity to redeem their Offering Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Offering Shares.

The Sponsor and each Insider acknowledges that such holder has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the Company as a result of any liquidation of the Company with respect to the Alignment Shares held by it.

The Sponsor and each Insider hereby further waives, with respect to any shares of Class A Common Stock held by it, him or her, if any, any redemption rights such holder may have in connection with the consummation of a Business Combination, including, without limitation, any such rights available in the context of a stockholder vote (i) to approve such Business Combination or in the context of a tender offer made by the Company to purchase shares of Class A Common Stock (although the Sponsor and the Insiders and their respective affiliates shall be entitled to redemption and liquidation rights with respect to any shares of Class A Common Stock it or they hold if the Company fails to consummate a Business Combination within 24 months from the date of the closing of the Public Offering (or 27 months, as applicable) or (ii) to approve an amendment to the Certificate of Incorporation (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Offering Shares if the Company does not complete the initial Business Combination within 24 months (or 27 months, as applicable) from the closing of the Public Offering or (B) with respect to other specified provisions relating to stockholders’ rights or pre-initial Business Combination activity.

3.    The Sponsor acknowledges and agrees that prior to entering into a definitive agreement for a Business Combination with a target company that is affiliated with the undersigned or any other Insiders of the Company or their affiliates, such transaction must be approved by a majority of the Company’s disinterested independent directors and the Company must obtain an opinion from an independent investment banking firm, which is a member of the Financial Industry Regulatory Authority, or an independent accounting firm that such Business Combination is fair to the Company’s unaffiliated stockholders from a financial point of view.

4.    In the event of the liquidation of the Trust Account, the Sponsor (which for purpose of clarification shall not extend to any other shareholders, members or managers of the Sponsor, or any of the other undersigned) (the “Indemnitor”) agrees to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which the Company may become subject as a result of any claim by (i) any third party (other than the Company’s independent auditors) for services rendered or products sold to the Company or (ii) any prospective target business with which the Company has discussed entering into a transaction agreement (a “Target”); provided, however, that such indemnification of the Company by the Indemnitor (x) shall apply only to the extent necessary to ensure that such claims by a third party (other than the Company’s independent auditors) for services rendered or products sold to the Company or a Target do not reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Offering Share and (ii) the actual amount per Offering Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per Offering Share due to reductions in the value of the trust assets, in each case, net of the amount of interest earned on the property in the

Trust Account which may be withdrawn to pay its taxes, except as to any claims by a third party (including a Target) who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that any such executed waiver is deemed to be unenforceable against such third party, the Sponsor shall not be responsible to the extent of any liability for such third party claims. The Sponsor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within 15 days following written receipt of notice of the claim to the Sponsor, the Sponsor notifies the Company in writing that it shall undertake such defense. For the avoidance of doubt, none of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

5.    To the extent that the Underwriter does not exercise its option to purchase the additional SAILSM securities within 45 days from the date of the Prospectus in full (as further described in the Prospectus), the Sponsor agrees to automatically surrender to the Company for no consideration, for cancellation at no cost, an aggregate number of Alignment Shares, on a pro rata basis, so that the number of Alignment Shares will equal 5% of the number of shares of Class A Common Stock outstanding at such time. The Sponsor and Insiders further agree that to the extent that the size of the Public Offering is increased or decreased, the Company will effect a stock split, stock dividend or other appropriate mechanism, as applicable, with respect to the Alignment Shares immediately prior to the consummation of the Public Offering in such amount as to maintain the number of Alignment Shares at 5% of the number of shares of Class A Common Stock outstanding upon the consummation of the Public Offering (assuming the exercise of the over-allotment option).

6.    The Sponsor and each Insider hereby agrees and acknowledges that: (i) the Underwriter and/or the Company, as applicable, would be irreparably injured in the event of a breach by such Sponsor or Insider of such holder’s obligations under paragraphs 1, 2, 3, 4, 5, 7(a) and 9, as applicable, of this Letter Agreement (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

7.    (a) (i) During the period commencing on the effective date of the Underwriting Agreement and ending 180 days after such date, the Sponsor and each Insider shall not, without the prior written consent of the Underwriter, Transfer any SAILSM securities, shares of Class A Common Stock, Alignment Shares, Warrants or any securities convertible into, or exercisable, or exchangeable for, shares of Class A Common Stock owned by it, him or her.

(ii)    The Sponsor and each Insider also agrees that such holder shall not Transfer any Alignment Shares until 30 days after the completion of the Company’s initial Business Combination (the “Alignment Shares Lock-up Period”), except as provided by paragraph 7(b).

(iii)    The Sponsor and each Insider also agrees that such holder shall not Transfer any Private Placement Warrants (and any shares of Class A Common Stock issued upon conversion or exercise thereof), until 30 days after the completion of the Company’s initial Business Combination (the “Private Placement Lock-up Period”, and together with the Alignment Shares Lock-up Period, the “Lock-up Periods”), except as provided by paragraph 7(b).

(b)    Notwithstanding the provisions set forth in paragraphs 7(a), Transfers of the Private Placement Warrants, the Alignment Shares and shares of Class A Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants or Alignment Shares that are held by the Sponsor, Insider or any of their Permitted Transferees (as defined below) are not permitted (i) in the case of the Alignment Shares, except to the Permitted Transferees; provided, however, that the Sponsor shall be permitted to Transfer Alignment Shares to any officers of the Company or independent directors appointed or elected to the Company’s board of directors after the closing of the Public Offering; and (ii) in the case of Private Placement Warrants and the Class A Common Stock underlying such Private Placement Warrants and the Alignment Shares, until 30 days after the completion of the Company’s initial Business Combination, except in each case (a) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any members of the Sponsor, or any affiliates of the Sponsor; (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member, or service providers to, of the individual’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of an initial Business Combination at prices no greater than the price at which the private placement warrants or shares of Class A common stock, as applicable, were originally purchased; (f) in the event of the Company’s liquidation prior to the completion of the Company’s initial Business Combination; (g) by virtue of the laws of the State of Delaware or the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; or (h) in the event of the Company’s completion of a liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the Company’s Public Stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property subsequent to the Company’s completion of the an initial Business Combination; provided, however, that in the case of clauses (a) through (e) these permitted transferees (the “Permitted Transferees”) must enter into a written agreement agreeing to be bound by the restrictions herein; provided, further, to the extent any reporting obligation under Section 16 of the Exchange Act is triggered as a result of such transfer, any related Section 16 filing includes a practical explanation as to the nature of the transfer.

8.    In the event of the removal or resignation of an Insider as a director or officer (as applicable), each Insider agrees that he or she will not, prior to the consummation of the Business Combination, without the prior express written consent of the Company, (i) use for the benefit of the undersigned or to the detriment of the Company or (ii) disclose to any third party (unless required by law or governmental authority), any information regarding a target candidate of the Company that is not generally known by persons outside of the Company, the Sponsor, or their respective affiliates. The Sponsor and each Insider represents and warrants that such holder has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. Each Insider’s biographical information furnished to the Company (including any such information included in the Prospectus) is true and accurate in all respects and does not omit any material information with respect to the Insider’s background and contains all of the information required to be disclosed pursuant to Item 401 of Regulation S-K, promulgated under the Securities Act. Each Insider’s questionnaire furnished to the Company and the Underwriter is true and accurate in all material respects. Each Insider represents and warrants that: he or she is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; he or she has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and it or he or she is not currently a defendant in any such criminal proceeding.

9.    Except as disclosed in the Prospectus, neither the Sponsor nor any Insider nor any affiliate of the Sponsor or any Insider, nor any director or officer of the Company, shall receive from the Company any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of the Company’s initial Business Combination (regardless of the type of transaction that it is), other than the following, none of which will be made from the proceeds held in the Trust Account prior to the completion of the initial Business Combination: repayment of a loan and advances from the Sponsor or its affiliates to the Company to cover offering-related, organizational expenses; payment to an affiliate of the Sponsor for office space, utilities, finance, accounting, tax and other administrative and secretarial support services for a total of $10,000 per month for up to 24 months (or 27 months, as applicable); interest earned on the funds held in the Trust Account may be released to the Company to pay its tax obligations; reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial Business Combination, and repayment of loans, if any, and on such terms as to be determined by the Company from time to time, made by the Sponsor, an affiliate of the Sponsor or certain of the Company’s officers and directors (each, a “Lender”) to finance transaction costs in connection with an intended initial Business Combination, provided, that, if the Company does not consummate an initial Business Combination, a portion of the working capital held outside the Trust Account may be used by the Company to repay such loaned amounts so long as no proceeds from the Trust Account are used for such repayment. Up to $3,000,000 of such loans may be convertible into Private Placement Warrants of the post-Business Combination entity at a price of $1.50 per Private Placement Warrant at the option of such Lenders. Such warrants would be identical to the Private Placement Warrants.

10.    The Sponsor and each Insider has full right and power, without violating any agreement to which such holder is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and, as applicable, to serve as a director on the board of directors of the Company and hereby consents to being named in the Prospectus as a director of the Company.

11.    As used herein, (i) “Business Combination” shall mean a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving the Company and one or more businesses or assets; (ii) “Alignment Shares” shall mean the 2,012,500 shares of the Company’s Class B common stock, par value $0.0001 per share, held by the Initial Stockholders, respectively (up to 262,500 shares of which are subject to complete or partial forfeiture depending on the extent to which the Underwriter’s over-allotment option is exercised), for an aggregate purchase price of $25,000, or approximately $0.01 per share, prior to the consummation of the Public Offering; (iii) “Initial Stockholders” shall mean the Sponsor and any Insider that holds Alignment Shares prior to the Public Offering; (iv) “Private Placement Warrants” shall mean the Warrants to purchase up to 6,666,667 shares of Class A Common Stock of the Company (or 7,366,667 shares of Class A Common Stock if the over-allotment option is exercised in full) that the Sponsor for an aggregate purchase price of $10,000,000 in the aggregate (or $11,050,000 if the over-allotment option is exercised in full) or $1.50 per Private Placement Warrant, in a private placement that will close simultaneously with the consummation of the Public Offering; (v) “Public Stockholders” shall mean the holders of securities issued in the Public Offering; (vi) “Trust Account” shall mean the trust fund into which a portion of the net proceeds of the Public Offering and certain of the proceeds from the sale of the Private Placement Warrants shall be deposited; and (vii) “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

12.    This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

13.    No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor and each Insider and their respective successors, heirs and assigns and permitted transferees.

14.    This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

15.    Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

16.    This Letter Agreement shall terminate on the earlier of (i) the expiration of the Lock-up Periods or (ii) the liquidation of the Company; provided, however, that this Letter Agreement shall earlier terminate in the event that the Public Offering is not consummated and closed by March 8, 2021; provided, further that paragraph 4 of this Letter Agreement shall survive such liquidation.

17.    This Letter Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Letter Agreement or any document to be signed in connection with this Letter Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

[Signature Page Follows]

Sincerely,

CBRE ACQUISITION SPONSOR, LLC

By:	/s/ EMMA E. GIAMARTINO
Name: Emma E. Giamartino
Title: Executive Vice President, Corporate Development

INSIDERS:

By:	/s/ WILLIAM F. CONCANNON
Name: William F. Concannon
Title: Chief Executive Officer, Director

By:	/s/ CASH J. SMITH
Name: Cash J. Smith
Title: President, Chief Financial Officer and Secretary

By:	/s/ ROBERT E. SULENTIC
Name: Robert E. Sulentic
Title: Director

By:	/s/ EMMA E. GIAMARTINO
Name: Emma E. Giamartino
Title: Director

By:	/s/ DAVID S. BINSWANGER
Name: David S. Binswanger
Title: Director

By:	/s/ SARAH E. COYNE
Name: Sarah E. Coyne
Title: Director

By:	/s/ JAMIE J. HODARI
Name: Jamie J. Hodari
Title: Director

By:	/s/ MICHAEL J. ELLIS
Name: Michael J. Ellis
Title: Director

By:	VALUEACT CAPITAL MASTER FUND, L.P.

By:	VA Partners I, LLC, its general partner

By:	/s/ CHRIS ALLEN
Name: Chris Allen
Title: Chief Financial Officer

[Signature Page to Letter Agreement]

Acknowledged and Agreed:

CBRE ACQUISITION HOLDINGS, INC.

By:	/s/ CASH J. SMITH
Name:	Cash J. Smith
Title:	President, Chief Financial Officer and Secretary

[Signature Page to Letter Agreement]